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Exhibit 10-d

         ADC The Broadband Company™

Management Incentive Plan Document
Fiscal Year 2003

MANAGEMENT INCENTIVE PLAN DOCUMENT
Fiscal Year 2003

Plan Name and Effective Date

        The name of this Plan is the ADC Telecommunications, Inc. Management Incentive Plan. The plan is effective from November 1, 2002 through October 31, 2003.

Purpose

        The purpose of the Plan is to provide, with full regard to the protection of shareholder's investments, a direct financial incentive for eligible managers and individual contributors to make a significant contribution to ADC's established goals.

Eligibility

        Eligibility for Fiscal Year 2003 is limited to full or part-time regular executives, certain management and higher-level individual contributor positions. Temporary employees and independent contractors are not eligible for participation in this plan. In order to be eligible, an employee cannot participate in any other ADC incentive plan, except as approved by the Compensation and Organization Committee of the Board of Directors or the CEO, other than the stock option program and must be employed in an eligible position on or before October 1, 2003.

Timing of Payment

        Payments that become due under this Plan are made as soon as administratively feasible following the close of ADC's fiscal year. In the past, this payment date has generally occurred in late December. All payments are subject to appropriate withholdings.

Plan Goals

        The Plan reinforces the key goals that support ADC's long-term strategic plans. The key factors in ADC's FY 03 success are net sales and pro forma operating income. Cash management is also a key factor, and will be primarily driven through these two goals.

        These goals will be set at the ADC and business unit level.

        Following is a description of the two plan components:

Plan Goal	Definition
Net Sales	The amount ADC can recognize in accordance with GAAP for goods shipped or services provided to third party customers, net of returns received.
Pro Forma Operating Income	Net sales less the everyday expenses of doing business. It does not take into account interest income, interest expense, or other income/loss or income tax. It also excludes restructuring and other one-time expenses that are not reflective of the ongoing business.

ADC/BU Goal Weighting

        Employees serving multiple business units have 100% of their incentive plan based on ADC goals and results.

        Employees dedicated to one business unit only have a portion of their incentive based on ADC results and a portion on business unit results as follows:

Grade	ADC Wtg	BU Wtg
Grade 18+	50%	50%
Grades 15-17	30%	70%

        For individual weighting, refer to the Participant Form.

Individual Performance

        In addition to the business performance goals, an individual performance factor will be applied to the calculation of incentive payments for 2003. The individual multiplier will be based on the performance ratings as defined in the ADCperform performance management system and will be applied at the time of payment as follows:

Rating	Individual Performance Adjustment
1 (Top 5-10%)	Business Performance × 1.25 - 1.5
2 (Middle 80-90%)	Business Performance × .75 - 1.25
3 (Bottom 5-10%)	Business Performance × .5 - .75

Minimum Performance Payment Requirement

        To ensure protection of shareholder interest, a minimum level of pro forma operating income must be achieved before an incentive payment can be generated. Specific goals in this respect are contained in the Participant Form.

Calculation of Payment

        Prior to making any payment under this Plan, the Board of Directors must determine that the claimed performance levels have been achieved. The Board of Directors has complete authority and discretion to determine whether performance levels have been achieved, including without limitation the authority and discretion to properly calculate pro forma operating income. The size of an incentive award will be based on four factors:

  1.
  Target Incentive Opportunity—expressed as a percentage of an individual's FY 2003 eligible base salary earnings.

  2.
  FY2003 Eligible Base Salary Earnings. This is the amount actually paid to the participant during the fiscal year in Base Salary. Base Salary for purposes of this Plan includes paid time off (such as vacation, sick pay or PTO), and excludes any salary continuation pay paid through ADC payroll and any disability insurance paid by an insurer.

  3.
  Business Performance against the established goals.

  4.
  Individual Performance Multiplier.

        The minimum individual payment is a total payment of 10% of an employee's target. If incentives earned for all goals total less than 10% of target, no payout will be made. The maximum award is 300% of target payout. At target business performance and Level 2 individual performance with performance multiplier of 1, the award would be 100% of the stated target percent of Base Salary Earnings.

        For the business performance factors, this can be expressed as follows:

Threshold	Target	Maximum
0% of Target Incentive Opportunity	100% of Target Incentive Opportunity	300% of Target Incentive Opportunity

        There are specific goals established for 0%, 50%, 100%, 150%, 200%, and 300% of target as indicated on the applicable Participant Form. Results between these specific points are interpolated for each goal.

        Here is an example of a hypothetical award calculation. Refer to the Participant Form for the performance factors and weightings that apply.

        Assume a Business Unit Plan participant with the following facts:

Target Opportunity:	15% of base salary earnings
Base Salary Earnings:	70,000
Performance Rating:	Level 2 with a performance multiplier of 1 applied
ADC Pro Forma Operating Income:	Minimum level of pro forma operating income achieved
Metrics	Measure Weighting	Performance	Wtd. Perf.
ADC Level Metrics
ADC Net Sales	50%	107%	53.5%
Pro Forma Operating Income	50%	95%	47.5%
			101.0%
Business Unit Level Metrics
Net Sales	50%	110%	55.0%
Pro Forma Operating Income	50%	95%	47.5%
			102.5%
Overall Weighted Performance
ADC Metrics	30%	101.0%	30.3%
Business Unit Metrics	70%	102.5%	71.8%
			102.1%
Payment Calculation: 70,000 (base salary) * 15% (incentive target) * 102.1% (business performance) * 1.0 (individual performance factor) = 10,721

Effect of Change in Employment Status

        Termination of Employment.    If employment with ADC is terminated for any reason other than death and if the Employment Termination Date occurs prior to the end of the Fiscal Year, a participant will not receive an award under the Plan. For purposes of this Plan, the "Employment Termination Date" is the date that the participant ceases to be an employee of ADC (as determined by the company). In the case of termination of employment by ADC, the Employment Termination Date shall be determined without regard to whether such termination is with or without cause or with or without reasonable notice.

        Transfer, Promotion or Demotion to another position with a different ADC incentive plan, target incentive opportunity or business goals.    A participant, who transfers, is promoted or demoted to

another position with a different plan, target incentive opportunity or business goals will receive a prorated calculation of payment based upon the number of full months served in each position. The participant must be in the new position by the first of the month and remain in the position for a full month in order to receive credit for that month under the new plan, target or goals. Full year earnings will be prorated based on the number of full months eligible under each plan. For example, a participant transferring from Software Systems to Connectivity on June 10 would receive eight months payment under the Software Systems plan (November-June) and four months under Connectivity (July-October). In order to receive payment under the plan during the plan year, a participant must have completed one full month of service under the plan.

        Death.    If a participant dies during the fiscal year, a pro-rated payment will be made to the participant's estate. The payment will be based upon the time the participant served in the eligible position during the fiscal year.

Administration

        A Management Incentive Plan Committee ("Committee"), appointed and authorized by the Compensation Committee of the Company's Board of Directors, will administer this Plan. Subject to the complete and full discretion of the Compensation Committee of the Board of Directors, the Committee is authorized to make all decisions as required in administration of the Plan and to exercise its discretion to define, interpret, construe, apply, approve, administer, withdraw and make any exceptions to the terms of the Plan.

Right to Modify

        ADC reserves the right to modify or adjust the Plan at any time in its sole discretion either in whole or with respect to a particular business unit. The Participant explicitly agrees with this modification right of ADC.

Governing Law

        The Plan is made and shall be continued in accordance with the laws of the State of Minnesota, U.S.A.

Severability

        If any provision of this Plan shall be held invalid, illegal or unenforceable by a court or tribunal of competent jurisdiction, this Plan shall be deemed severable and such invalidity, illegality or unenforceability shall not affect any other provision of this Plan which shall be enforced in accordance with the intent of this Plan.

Assignment

        The Company shall have the right to assign this Plan to its successors and assigns and this Plan shall inure to the benefit of and be enforceable by said successors and assigns. Participant may not assign this Plan or any rights hereunder.

Entire Understanding

        This Plan constitutes the entire understanding between the parties regarding the payment of incentive compensation under this Plan, and it supercedes any and all prior agreements or understandings, whether oral or written, express or implied, on such subject matter.

Amendment or Termination of Plan

        The Plan shall not entitle Participants to any future compensation. The Plan is not an element of the employees' salary or base compensation and shall not be considered as part of such in the event of severance, redundancy, or resignation. ADC has no obligation to offer incentive plans to Participants in the future. The Participant understands and accepts that the incentive payments made under the Plan are entirely at the sole discretion of ADC. Specifically, ADC assumes no obligation to the Participant under this Plan with respect to any doctrine or principle of acquired rights or similar concept. Subject to the provisions of the Plan, ADC may amend or terminate the Plan or discontinue the payment of incentives under the Plan at any time, at its sole discretion and without advance notice.

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  Exhibit 10-d